Exhibit 99.2

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President and Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
Investor Relations Counsel
(212) 704-9727

TRANS WORLD ENTERTAINMENT ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

- Company Provides Guidance For 2004 -

Albany, NY, February 26, 2004 — Trans World Entertainment Corporation (Nasdaq: TWMC) today announced financial results for the fourth quarter and fiscal year 2003.  For the fourth quarter of 2003, the Company reported net income of $36.9 million, or $0.99 per diluted share, that includes an extraordinary gain related to the Company’s third quarter acquisitions of Wherehouse Entertainment and CD World stores.  Income before the extraordinary gain was $34.8 million, or $0.93 per share.  For the fourth quarter of 2002, the Company reported a net loss of $4.8 million, or $0.12 per share, which included a $40.9 million pre-tax write-off of goodwill.  Total sales for the fourth quarter of 2003 increased 12% to $542.0 million, compared to $483.7 million in the prior year.  Comparable store sales for the quarter increased 4%.

In the fourth quarter of 2003, gross profit as a percentage of sales was 36.4%, compared to 35.9% for the same period in 2002.  Selling, general and administrative expenses as a percentage of sales were 24.1% in the fourth quarter of 2003, compared to 23.7% of sales in the fourth quarter of 2002.

The fourth quarter 2003 results include a $3.7 million pre-tax charge to write off long-lived assets related to the Company’s Internet operations.  As previously announced, BuyServices Inc. will assume responsibility for the operation of Trans World’s website in August, 2004, www.fye.com.  The functionality on the website will not change as a result of the outsourcing.

“We are very pleased with our sales and earnings results for the fourth quarter and for the year, and, in particular, the increase in comparable store sales for the second straight quarter.  Comparable store sales continued to increase into February 2004 on top of strong sales in the same month last year,” commented Robert J. Higgins, Trans World’s Chairman and CEO. “These results reflect the improvement in the music business and our increasing market share in video and other entertainment categories. It also reflects the strength of the FYE brand, our position as a total entertainment destination and our ability to capitalize on opportunities resulting from industry consolidation.  At a time when many of our peers struggled, we were able to post earnings that exceeded expectations through improved gross margin in all major product lines and implementing expense and cost controls.”

Mr. Higgins added, “In line with our ongoing efforts to control costs, outsourcing our online operations will allow us to focus on the core business and the strong merchandising and marketing programs that have set us apart from the competition. This strategic move will reduce our expenses by approximately $3 million on an annual basis.”

Total sales for the fiscal year ended January 31, 2004 increased 4% over last year to $1.3 billion.  Comparable store sales increased 1%.  Net income for fiscal 2003 was $23.1 million, or $0.60 per diluted share, which includes $4.3 million in extraordinary gain arising from the purchase of the net assets of Wherehouse Entertainment Inc and CD World Inc.  Income before the extraordinary gain was $18.8 million, or $0.49 per share. For fiscal 2002, the net loss was $45.5 million, or $1.13 per share.

“We expect to continue to improve our comparable store sales results through a combination of improved releases in music, continued growth in DVD and further development of our business initiatives.  Continued efforts by the music industry to reduce piracy will further drive more consumers back to the stores and increase sales.  During 2004 we will continue to leverage on our improving sales and will persist in building the FYE brand as the premier entertainment destination through marketing and technology strategies.  We will also look to capitalize on growth opportunities in the marketplace while remaining focused on reducing the cost of doing business,” Mr. Higgins concluded.

Management expects earnings in the range of $0.55 to $0.60 per share for fiscal year 2004 on sales of $1.4 billion. In addition, management forecasts gross margin of 36% with SG&A rates improving to the range of 30% to 31%.

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com and www.wherehouse.com. In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse Music, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

-  table to follow-

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Fiscal Year Ended
	January 31, 2004	% to Sales	February 1, 2003	% to Sales	January 31, 2004	% to Sales	February 1, 2003	% to Sales
Sales	$542.0		$483.7		$1,330.6		$1,281.9

Cost of sales	344.5	63.6%	310.2	64.1%	842.7	63.3%	815.1	63.6%
Gross profit	197.5	36.4%	173.5	35.9%	487.9	36.7%	466.8	36.4%

Selling, general and administrative expenses	130.7	24.1%	114.7	23.7%	421.3	31.7%	425.7	33.2%

FAS 141 impairment charge (1)	—	—	40.9	8.5%	—	—	40.9	3.2%

Depreciation and amortization	9.0	1.7%	10.4	2.2%	38.1	2.9%	40.2	3.1%
Income (loss) from operations	57.8	10.7%	7.5	1.6%	28.5	2.0%	(40.0)	-3.1%

Interest expense (income)	0.4	0.1%	0.3	0.1%	1.4	0.1%	1.1	0.1%
Income (loss) before income taxes, extraordinary gain - unallocated goodwill and cumulative effect of change in accounting principle	57.4	10.6%	7.2	1.4%	27.1	1.9%	(41.1)	-3.2%

Income tax expense (benefit)	22.6	4.2%	12.0	2.5%	8.3	0.6%	(9.3)	-0.7%

Income(Loss) before extraordinary gain - unallocated goodwill and cumulative effect of change in accounting principle	$34.8	6.4%	$(4.8)	-1.1%	$18.8	1.4%	$(31.8)	-2.5%

Extraordinary gain - unallocated negative goodwill, net of income taxes of $0.6 million for the thirteen weeks ended January 31, 2004, and $2.4 million for the fiscal year	2.1	0.4%	—	—	4.3	0.3%	—	—

Cumulative effect of change in accounting principle, net of income taxes of $8.9 million	—	0.0%	—	—	—	0.0%	$(13.7)	-1.1%

Net income / (loss)	$36.9	6.8%	$(4.8)	-1.1%	$23.1	1.7%	$(45.5)	-3.6%

Basic earnings (loss) per common share:
Earnings (loss) per share before extraordinary gain - unallocated negative goodwill (net of income taxes) and cumulative effect of change in accounting principle (net of income taxes of $8.9 million)	$0.96		$(0.12)		$0.50		$(0.79)

Extraordinary gain - unallocated negative goodwill, net of income taxes of $0.6 million for the thirteen weeks ended January 31, 2004, and $2.4 million for the fiscal year	$0.06		$—		$0.12		$—

Cumulative effect of change in accounting principle, net of income taxes of $8.9 million	$—		$—		$—		$(0.34)

Basic earnings (loss) per common share	$1.02		$(0.12)		$0.62		$(1.13)

Weighted average number of common shares outstanding	36.2		39.5		37.4		40.2

Diluted earnings (loss) per common share:
Earnings (loss) per share before extraordinary gain - unallocated negative goodwill (net of income taxes) and cumulative effect of change in accounting principle (net of income taxes of $8.9 million)	$0.93		$(0.12)		$0.49		$(0.79)

Extraordinary gain - unallocated negative goodwill, net of income taxes of $0.6 million for the thirteen weeks ended January 31, 2004, and $2.4 million for the fiscal year	$0.06		$—		$0.11		$—

Cumulative effect of change in accounting principle, net of income taxes of $8.9 million	$—		$—		$—		$(0.34)

Diluted earnings (loss) per common share	$0.99		$(0.12)		$0.60		$(1.13)

Weighted average number of common shares outstanding	37.5		39.5		38.2		40.2

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
Cash and cash equivalents					$191.2		$197.0
Merchandise inventory					424.8		378.0
Fixed assets (net)					125.7		155.4
Accounts payable					306.2		326.9
Long-term debt and capital lease obligations, less current portion					7.5		7.9

Stores in operation					881		855

(1)  The non-cash impairment charge in fiscal 2003 relates to Statement of Financial Accounting Standard (SFAS) No. 141, concerning the accounting for goodwill. In accordance with SFAS No. 141, the Company determined that its entire goodwill balance of $40.9 million was impaired and the entire amount was written off in fiscal 2002.